Exhibit 99.1

         IKANO COMMUNICATIONS SECURES $16.5 MILLION CREDIT FACILITY FROM
                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

     SALT LAKE CITY, June 22 /PRNewswire-FirstCall/ -- IKANO Communications, the nation's largest provider of private-label Internet services, announced that it has secured a $16.5 million credit facility from Hercules Technology Growth Capital Inc. (Nasdaq: HTGC).

     IKANO has entered into the agreement with Hercules to establish a senior secured loan facility in the total amount of $16.5 million. On April 19, 2005, the initial closing, IKANO immediately drew down $5.0 million of the line. IKANO will utilize the net proceeds to fund acquisitions, including the recent purchase of the subscriber base of Amerion, a Washington state-based Internet Service Provider. IKANO will seek additional opportunities for the remaining amounts under the line.

     We are thrilled to have Hercules Technology on board as a capital provider," said Henry Smith, IKANO president and CEO. "This funding will enable us to complete a number of key acquisitions including Internet Service Providers and related companies."

     During the past year, IKANO has purchased the subscribers and some related assets of approximately 15 Internet Service Providers.

     IKANO partners with Internet Service Providers to help reduce operating costs, increase revenue and expand geographic reach/product offering. IKANO's private-label platform supports turnkey dial-up, DSL, VoIP, wireless access solutions, email/webmail, IM, hosting, billing, branded customer service/technical support, and automated accounting.

     IKANO is an Inc. 500 company, with more than 500 business clients and 300 employees. Headquartered in Salt Lake City, IKANO has additional offices in Logan, Ohio; Toronto, ON; and Pasco, Washington.

     About IKANO
     Stemming from the classical Greek word meaning, "to enable," IKANO is the market-leading enabler of private-label Internet services. IKANO partners with Internet Service Providers to help reduce operating costs, increase revenue and expand geographic reach/product offering. IKANO is the parent company of SISNA, one of the nation's original Internet Service Providers; Interhop/auracom, offering ISP franchises and consumer Internet services throughout Canada; and HOTSPOTZZ, one of the largest private providers of Wi-Fi hot spots. IKANO served as the official network provider for the 2002 Winter Olympic Games. For more information visit www.ikano.com.

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     About Hercules Technology Growth Capital
     Founded in December, 2003, Hercules Technology Growth Capital, Inc is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology industry sub-sectors, characterized by products or services that require advanced technologies, including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, media and life sciences. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses. For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at 650-289-3060 or visit http://www.herculestech.com .

SOURCE  Hercules Technology Growth Capital, Inc
        -0-                             06/22/2005
     /CONTACT: Scott Harvey, Chief Legal Officer of Hercules Technology Growth Capital, Inc, +1-650-289-3060/
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     /Web site:  http://www.herculestech.com /